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                 April 28, 2022

       Brian Goodman
       Chief Executive Officer
       Golden Matrix Group, Inc.
       3651 Lindell Road, Ste. D131
       Las Vegas, NV 89103

                                                        Re: Golden Matrix
Group, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed April 22,
2022
                                                            File No. 333-264446

       Dear Mr. Goodman:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Anna Abramson, Staff Attorney, at (202) 551-4969 or Joshua Shainess,
       Legal Branch Chief, at (202) 551-7951 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              David M. Loev